EXHIBIT 10.22

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Three asterisks denote omissions.

U.S. $1,000,000,000

BRIDGE LOAN AGREEMENT

Dated as of August 2, 2013

Among

THE KROGER CO.

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

BANK OF AMERICA, N.A.

as Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

and

CITIBANK, N.A.

and

THE ROYAL BANK OF SCOTLAND PLC

as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Sole Lead Arranger and Sole Bookrunning Manager

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Three asterisks denote omissions.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

SECTION 8.08. Governing Law	50

SECTION 8.09. Execution in Counterparts; Integration;	50

SECTION 8.10. Jurisdiction; Consent to Service of Process	50

SECTION 8.11. Patriot Act	50

SECTION 8.12. [Reserved]	50

SECTION 8.13. No Advisory or Fiduciary Responsibility	50

SECTION 8.14 Waiver of Jury Trial	52

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Schedules

Schedule I - List of Applicable Lending Offices

Schedule 4.01(c) - Required Authorizations and Approvals

Schedule 4.01(f) - Disclosed Litigation

Schedule 8.02 - Administrative Agent’s Office; Certain Addresses for Notices

Exhibits

Exhibit A	-	Form of Notice of Borrowing

Exhibit B	-	Form of Assignment and Acceptance

Exhibit C	-	Form of Opinion of Counsel for the Borrower

Exhibit D	-	Form of Administrative Questionnaire

Exhibit E	-	Form of Solvency Certificate

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Three asterisks denote omissions.

BRIDGE LOAN AGREEMENT

Dated as of August 2, 2013

THE KROGER CO., an Ohio corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on Schedule I hereto, and BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined), U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-syndication agents, and CITIBANK, N.A.  and THE ROYAL BANK OF SCOTLAND PLC, as co-documentation agents for the Lenders, agree as follows:

PRELIMINARY STATEMENT:

The Borrower intends to acquire (the “Acquisition”) Harris Teeter Supermarkets, Inc. (the “Acquired Company”) pursuant to that certain Agreement and Plan of Merger dated as of July 8, 2013 among the Borrower, Hornet Acquisition, Inc. and the Acquired Company (such agreement, together with all schedules and exhibits attached thereto and all Transaction Documents (as defined therein), the “Acquisition Agreement”).  The Acquisition will be effected by the merger of the Borrower’s wholly-owned subsidiary into the Acquired Company, after which the Acquired Company will be a wholly-owned subsidiary of the Borrower.

To finance, in part, the Acquisition, the Borrower has requested that the Lenders provide a senior unsecured bridge term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth hereinbelow, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.

As used in this Bridge Loan Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired EBITDA” means, for any period, with respect to any Acquired Entity, (a) the sum of (i) Acquired Net Income for such period, (ii) depreciation and amortization expense for such period, (iii) interest expense net of interest income for such period, (iv) Federal and state income taxes for such period as determined in accordance with GAAP, (v) extraordinary losses that have been included in the calculation of Acquired Net Income for such period and (vi) LIFO charges included in the calculation of Acquired Net Income for such period minus (b) the sum of (i) extraordinary gains that have been included in the calculation of Acquired Net Income for such period and (ii) LIFO credits included in the calculation of Acquired Net Income for such period.

“Acquired Company” has the meaning specified in the Preliminary Statement.

“Acquired Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Acquired Company and its Subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of the Acquired Company to consummate the Merger or any of the other transactions contemplated by the Acquisition Agreement; provided, however, that in the case of clause (a) only, the determination of an Acquired Company Material

Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact:  (i) those generally affecting the industry of the Acquired Company, or the economy or the financial or securities markets of the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general provided that such events, changes, circumstances, occurrences, effects and states of fact do not have a substantially disproportionate impact on the Borrower and its Subsidiaries, taken as a whole; (ii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; (iii) changes or proposed changes in Law or GAAP, provided that such changes or proposed changes do not have a substantially disproportionate impact on the Acquired Company and its Subsidiaries, taken as a whole; (iv) any change, in and of itself, in the market price or trading volume of any securities of the Acquired Company, or any change of or failure to meet, in and of itself, any internal or public projections, forecasts, budgets or estimates of or relating to the Acquired Company or any of its Subsidiaries for any period (it being understood that the underlying causes of such change or failure may, if they are not otherwise excluded from the definition of Acquired Company Material Adverse Effect, be taken into account in determining whether a Acquired Company Material Adverse Effect has occurred); (v) the execution, announcement, performance and existence of the Acquisition Agreement, including any actual or potential loss or impairment after the date hereof of any Contract as a result thereof; (vi) any action taken or not taken by the Acquired Company at the written request of the Borrower; and (vii) any action taken by the Borrower, Merger Sub or any of their Affiliates.  Capitalized terms used but not otherwise defined in the definition of “Acquired Company Material Adverse Effect” shall have the meanings assigned to such terms in the Acquisition Agreement as in effect on the date hereof.

“Acquired Entity” means any Person in the Borrower’s line of business or the assets of any Person in the Borrower’s line of business to be invested in or acquired.

“Acquired Entity Fiscal Quarter” means, with respect to any Acquired Entity, any fiscal quarter of such Acquired Entity.

“Acquired Net Income” means, for any period, with respect to any Acquired Entity, the net income of such Acquired Entity for such period before the payment of dividends on all capital stock, determined in accordance with GAAP.

“Acquisition” has the meaning specified in the Preliminary Statement.

“Acquisition Agreement” has the meaning specified in the Preliminary Statement.  Any reference to the Acquisition Agreement shall be a reference to the copy of the Acquisition Agreement delivered to the Arranger on July 8, 2013 at 9:33 P.M. marked “EXECUTION COPY” and the related Company Disclosure Schedule delivered to the Arranger on July 8, 2013 at 9:33 P.M. and include any modifications thereto (subject to the limitations set forth in Section 3.02(c)).

“Acquisition Agreement Representations” means the representations made by or with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its Affiliate has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 8.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit D or any other form approved by the Administrative Agent.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, with respect to any designated Person, any other Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons, or holds or beneficially owns 10% or more of the equity interest in the other Person or 10% or more of any class of voting securities of the other Person.  The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, on any date, a percentage per annum determined by reference to the Borrower’s Performance Level in effect on such date as set forth below, provided that the Applicable Margin shall increase by 0.25% per annum every 90 days after the Closing Date:

Performance Level	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
Level 1	0.250%	1.250%
Level 2	0.500%	1.500%
Level 3	1.000%	2.000%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and to the extent required by Section 8.06, accepted by the Borrower and the Administrative Agent, in substantially the form of Exhibit B hereto or such other form as shall be approved by the Administrative Agent.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the one-month Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower Materials” has the meaning specified in Section 5.01(h).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Advances, as to which a single Interest Period is in effect.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Lease Obligation” means, with respect to any lessee, the obligations under any lease of property that, in accordance with GAAP, should be capitalized on such lessee’s balance sheet.

“Change of Control” means any one or more of the following events:

(a)                                 the acquisition, by contract or otherwise, by any Person or group (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations pertaining thereto), other than the trusts for the employee benefit plans (as defined in Section 3(2) of ERISA) maintained by the Borrower or any Subsidiary of the Borrower that is an ERISA Affiliate, of beneficial ownership (within the meaning of Rule 13d-3, or any regulation or ruling promulgated to replace or supplement Rule 13d-3, of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Borrower representing 20% or more of the voting power of all securities of the Borrower, or

(b)                                 during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such period were directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least 75% of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute at least 75% of the Board of Directors of the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 3.02 are satisfied (or waived in accordance with Section 8.01), and in any event no later than the End Date.

“Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment” or (b) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.06(d), as such amount may be reduced pursuant to Section 2.05.

“Commitment Date” means July 9, 2013.

“Commitment Letter” means that certain Commitment Letter, dated July 8, 2013, among Bank of America, MLPF&S, and the Borrower.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements referred to in Section 4.01(e).

“Consolidated Cash Interest Expense” means, for any period, interest expense net of interest income, whether paid or accrued (including the interest component of Capital Lease Obligations) on all Debt of the Borrower and its Subsidiaries on a Consolidated basis for such period, including (a) commissions and other fees and charges payable in connection with letters of credit, (b) net payments payable in connection with all Interest Rate Agreements, (c) interest capitalized during construction and (d) cash dividends paid in respect of any preferred stock issued by the Borrower, but excluding, however, the sum of (i) interest expense not payable in cash, (ii) amortization of discount and deferred debt expense and (iii) gains and losses due to the extinguishment of Debt, all as determined in conformity with GAAP.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

“Consolidated EBITDA” means, for any period, on a Consolidated basis for the Borrower and its Subsidiaries, (a) the sum of (i) Consolidated Net Income for such period, (ii) depreciation and amortization expense for such period, (iii) interest expense net of interest income for such period, (iv) Federal and state income taxes for such period as determined in accordance with GAAP, (v) extraordinary losses (and any unusual losses in excess of $1,000,000 arising in or outside of the ordinary course of business not included in extraordinary losses (determined in accordance with GAAP) that have been included in the calculation of Consolidated Net Income) for such period, (vi) LIFO charges that have been included in the calculation of Consolidated Net Income for such period and (vii) charges related to the consolidation of the UFCW multi-employer pension funds in an aggregate amount not to exceed $650,000,000 minus (b) the sum of (i) extraordinary gains (and any unusual gains in excess of $1,000,000 arising in or outside of the ordinary course of business not included in extraordinary gains (determined in accordance with GAAP) that have been included in the calculation of Consolidated Net Income) for such period and (ii) LIFO credits that have been included in the calculation of Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries for such period, before the payment of dividends on all capital stock, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, to the Borrower and its Subsidiaries on a Consolidated basis determined in accordance with generally accepted accounting principles, the aggregate amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom (a) all liability items except deferred income taxes, commercial paper, short-term bank Debt, Funded Indebtedness (as defined in the Indenture), other long term liabilities and shareholders’ equity and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet.

“Consolidated Rental Expense” means, for any period, the aggregate rental expense (including any contingent or percentage rental expense) of the Borrower and its Subsidiaries on a Consolidated basis for such period (excluding real estate taxes and common area maintenance charges) in respect of all rent obligations under all operating leases for real or personal property minus any rental income of the Borrower and its Subsidiaries on a Consolidated basis for such period, all as determined in conformity with GAAP.

“Consolidated Tangible Assets” means, to the Borrower and its Subsidiaries on a Consolidated basis determined in accordance with generally accepted accounting principles, the aggregate amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which would be so included on such balance sheet.

“Consolidated Total Interest Expense” means, for any period, interest expense net of interest income, whether paid or accrued (including the interest component of Capital Lease Obligations) on all Debt of the Borrower and its Subsidiaries on a Consolidated basis for such period, including (a) commissions and other fees and charges payable in connection with letters of credit, (b) net payments payable in connection with all Interest Rate Agreements and (c) cash dividends paid in respect of any preferred stock issued by the Borrower, but excluding, however, (i) amortization of deferred debt expense (ii) interest capitalized during construction and (iii) gains and losses due to the extinguishment of Debt, all as determined in conformity with GAAP.

“Contemplated Financings” means Debt issued in the capital markets (a) after the Commitment Date and prior to the consummation of the Acquisition in the amount of approximately $850,000,000 and

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) at or immediately prior to the consummation of the Acquisition in the amount of approximately $1,500,000,000.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.02(b), 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange into debt securities, convert into debt securities or otherwise acquire for value (i) any capital stock of such Person or (ii) any warrants, rights or options to acquire such capital stock, now or hereafter outstanding), (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capital Lease Obligations of such Person, (e) all Debt referred to in clause (a), (b), (c) or (d) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, (f) all Guaranteed Debt of such Person and (g) any preferred stock of such Person that is classified as a liability on such Person’s Consolidated balance sheet.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disclosed Litigation” has the meaning specified in Section 4.01(f)

“Domestic Lending Office” means, with respect to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“Duration Fees” has the meaning specified in Section 2.04.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

“End Date” means March 31, 2014, as such date may be extended in accordance with the Acquisition Agreement, but in any event not later than September 30, 2014.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund and (iv) any other Person approved by the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower, such approval not to be unreasonably withheld; provided, however, that no Defaulting Lender, and neither the Borrower nor any Affiliate of the Borrower, shall qualify as an Eligible Assignee.

“Environmental Laws” means all current and future Federal, state, local and foreign laws, rules or regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder or other requirements of Governmental Authorities or the common law, relating to health, safety, or pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, or wastes, or underground storage tanks and emissions therefrom.

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor statute, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the London Interbank Offered Rate or a successor thereto as approved by the Administrative Agent (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for US Dollar deposits being delivered in the London interbank market for a term of one month commencing that day.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

“Eurodollar Rate Reserve Percentage” means the reserve percentage under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined).

“Events of Default” has the meaning specified in Section 6.01.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means a fluctuating rate per annum equal for each day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter, dated July 8, 2013, among Bank of America, MLPF&S, and the Borrower.

“Financial Officer” means, with respect to any corporation, the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“Fiscal Quarter” means (a) with respect to the first Fiscal Quarter of any Fiscal Year, the first 16 calendar weeks of such Fiscal Year, (b) with respect to the second Fiscal Quarter of such Fiscal Year, the next successive period of 12 calendar weeks in such Fiscal Year, (c) with respect to the third Fiscal Quarter of any Fiscal Year, the next successive period of 12 calendar weeks in such Fiscal Year and (d) with respect to the last Fiscal Quarter of any Fiscal Year, the period of time after the first three Fiscal Quarters of such Fiscal Year through the last day of such Fiscal Year.

“Fiscal Year” means a year of 364 or 371 days, as the case may be, ending on the Saturday closest to the 31st day of January in any calendar year, and such Fiscal Year, when referred to from time to time herein by reference to a calendar year shall be the Fiscal Year that includes February 28th of such calendar year.

“Fitch” means Fitch, Inc.

“Fixed Charge Coverage Ratio” means the ratio (determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day) of (a) the sum of (i) Consolidated EBITDA for such Rolling Period and (ii) Consolidated Rental Expense for such Rolling Period to (b) the sum of (i) Consolidated Cash Interest Expense for such Rolling Period and (ii) Consolidated Rental Expense for such Rolling Period.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Fees” has the meaning specified in Section 2.04.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranteed Debt” of any Person means all Debt referred to in clause (a), (b), (c), (d) or (e) of the definition of the term “Debt” in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (c) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, but excluding leases at a rental at least as favorable to the Borrower as could be obtained in an arm’s-length transaction with a party that is not an Affiliate.

“Hazardous Materials” means any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing material, polychlorinated biphenyls, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws.

“Indenture” means the indenture dated as of June 25, 1999 between the Borrower and U.S. Bank National Association, as supplemented by the Twenty-Fourth Supplemental Indenture dated as of January 19, 2012.

“Information Memorandum” means the information memorandum dated July 2013 used by the Arranger in connection with the syndication of the Commitments.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one or three months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)            the Borrower may not select any Interest Period that ends after the Maturity Date;

(ii)           Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(iii)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)          whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interest Rate Agreement” means any forward contract, forward option, futures contract, futures option, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement entered into by the Borrower.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.06.

“Leverage Ratio” means the ratio (determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day) of (i) Net Debt on such day to (ii) the sum of (A) Consolidated EBITDA for such Rolling Period and (B) from and after the making of any investment or acquisition, the Acquired EBITDA for such Rolling Period for any Acquired Entity so invested in or acquired (determined as of the last day of the Acquired Entity Fiscal Quarter ending during such Rolling Period).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security (whether collateral or otherwise), hypothecation, encumbrance, lease, sublease, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LIFO” means the pretax charge against income determined by using the last-in-first-out method of valuing inventory.

“Loan Documents” means this Agreement, Notes, if any, and the Fee Letter.

“Material Adverse Change” means any material adverse change in the business, assets, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means (a) a materially adverse effect on the business, assets, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Borrower to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Administrative Agent or the Lenders under any Loan Document.

“Material Subsidiary” of the Borrower means, at any time, any Subsidiary of the Borrower (other than any Subsidiary of the Borrower that is a captive insurance company) having (a) assets with a value of not less than 5% of the total value of the assets of the Borrower and its Consolidated Subsidiaries, taken as a whole, or (b) Consolidated EBITDA not less than 5% of the Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries, taken as a whole, in each case as of the end of or for the most recently completed Fiscal Year of the Borrower.

“Maturity Date” means the date that is 364 days after the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

subsection (m) or (o) of Section 414 of the Internal Revenue Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Debt” means, on a Consolidated basis for the Borrower and its Subsidiaries as of any date, (a) Debt minus (b) the sum as of such date of (i) the aggregate outstanding amount of Debt represented by investments made by the Borrower in Debt of another Person in connection with a real estate transaction, so long as the Borrower or one of its Subsidiaries is or becomes an anchor tenant of the real estate development with respect thereto and no more than two anchor tenants exist with respect to such real estate development or the Borrower or one of its Subsidiaries has a contractual obligation to make lease or other payments to such Person as a result of the real estate transaction in which such Debt was issued and (ii) the aggregate amount of Permitted Investments in excess of $100,000,000.

“Note” has the meaning specified in Section 2.15.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Performance Level” means, as of any date of determination, the numerically lowest level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

Level 1                   The Public Debt Rating is BBB or Baa2 or higher by S&P or Moody’s, respectively;

Level 2                   The Public Debt Rating is BBB- or Baa3  by S&P or Moody’s, respectively;

Level 3                   The Public Debt Rating is lower than BBB- or Baa3 by S&P or Moody’s, respectively;

provided if any rating established or deemed to have been established by S&P or Moody’s shall be changed (other than as a result of a change in the rating system of any of S&P or Moody’s), such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change.  Any change in the Performance Level shall apply to all Eurodollar Rate Advances made or continued on or after the commencement of the period (and to Base Rate Advances that are outstanding at any time during the period) commencing on the effective date of such change in the applicable Performance Level and ending on the date immediately preceding the effective date of the next such change in the applicable Performance Level.

“Permitted Investments” means (a) cash, (b) readily marketable securities issued or guaranteed by the government of the United States of America or any agency thereof having a maturity at the time of issuance not exceeding one year, (c) commercial paper rated at least A-1 by S&P, P-1 by Moody’s or F-1 by Fitch, in each case having a maturity at the time of issuance not exceeding 270 days, (d) commercial paper rated at least A-2 by S&P, P-2 by Moody’s or F-2 by Fitch, in each case having a maturity at the time of issuance not exceeding 30 days and not exceeding for any issuer thereof $50,000,000, and (e) certificates of deposit of or time deposits with any commercial bank, the long-term debt of which has been assigned a rating of at least BBB by S&P or A3 by Moody’s and which is a Lender and is organized and existing or doing business under the laws of the United States of America or any state thereof or the District of Columbia.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government (domestic or foreign) or any political subdivision or agency thereof.

“Plan” means any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code that is maintained for current or former employees, or any beneficiary thereof, of the Borrower or any ERISA Affiliate.

“Platform” has the meaning specified in Section 5.01(h).

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower.  For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available rating; (b) if none of S&P or Moody’s shall have in effect a Public Debt Rating, the Applicable Margin will be set in accordance with the Performance Level 3; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin shall be based upon the higher rating of such agencies, unless one of the ratings is at Performance Level 1 and the other is at Performance Level 3, in which case the Applicable Margin shall be determined by reference to Performance Level 2; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, or any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Public Lender” has the meaning specified in Section 5.01(h).

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Commitments as in effect immediately prior to such termination).

“Register” has the meaning specified in Section 8.06(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).

“Required Lenders” means, at any time, Lenders holding at least 51% of the then aggregate unpaid principal amount of all outstanding Advances or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments; provided that the Commitment of, and the portion of the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

“Responsible Officer” of any corporation means any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Rolling Period” means, in respect of any Fiscal Quarter, such Fiscal Quarter and the three preceding Fiscal Quarters.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person (including, for the avoidance of doubt, property consisting of the residual equity value of such Person’s subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person (including, for the avoidance of doubt, property consisting of the residual equity value of such Person’s subsidiaries) is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities, (c) such Person has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, and (f) such Person is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code of the United States and applicable laws relating to fraudulent transfers and conveyances.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties of the Borrower (in each case, solely as they relate to the Borrower) contained in Sections 4.01(a), 4.01(b), 4.01(c), 4.01(d), 4.01(g), 4.01(h), 4.01(i), 4.01(j) and 4.01(k).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Ticking Fees” has the meaning specified in Section 2.04.

“Transaction” means, collectively, (a) the consummation of the Acquisition, (b) the execution and delivery by the Borrower of this Agreement, the borrowing of Advances hereunder and the use of the proceeds thereof and (c) the issuance by the Borrower of senior unsecured notes generating aggregate gross proceeds of up to $2,350,000,000.

“Type” has the meaning specified in the definition of Advance, and refers to the distinction between Base Rate Advances and Eurodollar Rate Advances.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from”  means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.  The Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make an Advance to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment at such time.  The Borrowing on the Closing Date shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.  Amounts borrowed under this Section 2.01 and prepaid or repaid may not be reborrowed.

SECTION 2.02.  Making the Advances.  (a)  Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 8.02.

(b)           Anything in subsection (a) above or Section 2.09 to the contrary notwithstanding,

(i)            if the Eurodollar Rate cannot be determined for any Eurodollar Rate Advances in accordance with clause (a) of the definition of “Eurodollar Rate”, (A) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances, (B) unless the Borrower then notifies the Administrative Agent that it withdraws its Notice for an Advance, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and (C) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist,

(ii)           if, with respect to any Eurodollar Rate Advances, the Lenders required to make at least 51% of such Eurodollar Rate Advances notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) unless the Borrower notifies the

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Administrative Agent of its election to repay such Advances on the last day of the then existing Interest Period therefor, each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist,

(iii)          there shall not be more than ten Interest Periods in effect.

(c)           Except as otherwise provided in this Agreement, each Notice of Borrowing shall be irrevocable and binding on the Borrower and, in respect of any Borrowing comprised of or including Eurodollar Rate Advances specified in such Notice of Borrowing, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender solely as a result of any failure by the Borrower to borrow on the date specified in the Notice of Borrowing for such Borrowing, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Borrowing when such Eurodollar Rate Advance, solely as a result of such failure, is not made on such date.  Without prejudice to the survival of any other provision of this Agreement, the provisions of this paragraph shall survive any termination of this Agreement.

(d)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing  (or in the case of a Base Rate Borrowing, prior to 12:00 noon (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent such Lender shall not have so made available to the Administrative Agent on the date of any Borrowing such Lender’s ratable portion of such Borrowing, such Lender agrees, and the Borrower agrees, to pay or repay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (ii) in the case of the Borrower, the rate applicable to such Borrowing (provided that such payment at the Federal Funds Rate with respect to any Eurodollar Rate Advance shall not affect the status of such Advance as a Eurodollar Rate Advance).  If such Lender shall pay to the Administrative Agent such amount, the amount so paid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement from and including the date of such Borrowing.

(e)           The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  [Reserved].

SECTION 2.04.  Fees.  (a)  Funding Fees.  The Borrower agrees to pay to the Administrative Agent for distribution to each Lender a funding fee (the “Funding Fee”) equal to 0.500% of such Lender’s Advance made on the Closing Date.

(b)           Ticking Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee (the “Ticking Fee”) equal to 0.150% per annum on such Lender’s Commitment from August 23, 2013 to and including the earlier of (i) the Closing Date and (ii) the termination of the Commitments, payable in arrears on such earlier date.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(c)           Duration Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee (the “Duration Fee”), calculated as a percentage of the aggregate principal amount of the Advances then outstanding, on the following dates if all Advances (if any) have not been paid in full prior to such date:

Date	Fee Amount
90th day following the Closing Date	0.500%
180th day following the Closing Date	0.750%
270th day following the Closing Date	1.000%

(d)           Administrative Agent’s Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

SECTION 2.05.  Termination or Reduction of the Commitments.  (a)  The Commitment of each Lender shall be automatically terminated on the earlier of (i) the closing of the Acquisition without the use of Advances or (ii) the termination of the Acquisition Agreement in accordance with its terms.

(b)           The Borrower shall have the right prior to the Closing Date, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole, or permanently reduce ratably in part (in a minimum principal amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof), the Commitments).

(c)           The Commitments shall automatically and permanently be ratably reduced in the amount of, and on the date of any incurrence or issuance of (i) debt securities or equity described in Section 2.10(b)(i) and (ii) to the extent yielding gross proceeds in excess of $850,000,000, the aggregate gross proceeds of the Contemplated Financings.

SECTION 2.06.  Repayment of Advances.  The Borrower shall repay to the Administrative Agent for the account of each Lender on the Maturity Date the aggregate principal amount of the Advances owing to such Lender on such date.

SECTION 2.07.  Interest on Advances.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin, payable quarterly in arrears on the third day of each January, April, July and October and on the date such Base Rate Advance shall be Converted into a Eurodollar Rate Advance or paid in full.

(ii)           Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period plus (y) the Applicable Margin, payable on the last day of each Interest Period.

(b)           Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (e), the Administrative Agent shall, and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require, the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) of this Section 2.07, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) of this Section 2.07 and (ii) the amount of any interest, fee or other amount payable

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

hereunder or any other Loan Document that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) of this Section 2.07 (the “Default Rate”), provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable whether or not previously required by the Administrative Agent.

SECTION 2.08.  Interest Rate Determination.  (a)  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a).

(b)           If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day to the then existing Interest Period therefor, Convert into Base Rate Advances.

SECTION 2.09.  Conversion of Advances.  (a)  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.02(c), 2.07, 2.08, 2.09(d) and 2.11(c), Convert all or any Advances of one Type into Advances of the other Type; provided, however, that (i) except as provided in Section 2.11(d), any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, (ii) the Borrower may not Convert any Base Rate Advances into Eurodollar Rate Advances unless such Base Rate Advances are in an aggregate amount not less than $10,000,000 and (iii) no conversion of any Advances shall result in more separate Interests periods than permitted under Section 2.02(b)(iv).  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Type and aggregate amount of Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for such Advances.

(b)           Each notice of Conversion shall be irrevocable and binding on the Borrower and, in respect of any notice of Conversion to Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender solely as a result of any failure to Convert on the date specified in such notice, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Conversion when such Eurodollar Rate Advance, solely as a result of such failure, is not made on such date.  Without prejudice to the survival of any other provision of this Agreement, the provisions of this paragraph shall survive any termination of this Agreement.

(c)           On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances having the same Interest Period shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(d)           Upon the occurrence of any Default and so long as such Default shall continue, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert any Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10.  Prepayments.  (a)  Optional Prepayments.  The Borrower may, upon at least two Business Days’ notice in the case of Eurodollar Rate Advances, and upon at least one Business Day’s notice in the case of Base Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment pursuant to this Section 2.10 shall be in an aggregate principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, such

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

prepayment shall either be made on the last day of an Interest Period for such Eurodollar Rate Advance or shall be made together with payment of all amounts required pursuant to Section 8.03(c).

(b)           Mandatory Prepayments.  (i)  The Borrower shall prepay the Advances, without premium or penalty, together with accrued interest to the date of prepayment with (a) all net cash proceeds from the issuance or incurrence of additional Debt of the Borrower or any Subsidiaries after the Commitment Date (including, after the Closing Date, the Acquired Company and its Subsidiaries) other than the Contemplated Financings to the extent yielding gross proceeds up to $850,000,000, and (b) all net cash proceeds from any issuance of equity interest by, or equity contribution to, the Borrower after the Commitment Date, other than issuances to employees and directors in the ordinary course pursuant to equity incentive plans.

(ii)           All prepayments by the Borrower under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and shall be applied first against the Advances to be prepaid that are Base Rate Advances and thereafter against the Advances to be prepaid that are Eurodollar Rate Advances having Interest Periods ending as close as possible to the date of such prepayment.

SECTION 2.11.  Increased Costs; Illegality.  (a)  If, due to either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or change in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder.  A certificate as to such amounts, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c)           Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, as reasonably determined by any Lender, or any central bank or other Governmental Authority shall assert that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make Eurodollar Rate Advances and to Convert Advances into Eurodollar Rate Advances shall terminate and (ii) the Borrower shall forthwith Convert all Eurodollar Rate Advances of such Lender then outstanding into Base Rate Advances in accordance with Section 2.09, except that such Conversion may occur, notwithstanding Section 2.09, other than on the last day of the respective Interest Periods for such Eurodollar Rate Advances, if the Borrower has paid all amounts payable under Section 8.03(c).

(d)           For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section 2.11, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

successor or similar authority ) or the applicable United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (y) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

SECTION 2.12.  Payments and Computations.  (a)  The Borrower shall make each payment hereunder and under the Notes, if any, without condition or deduction for counterclaim, defense, recoupment or setoff, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Office in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Funding Fees, Ticking Fees or Duration Fees ratably (other than amounts payable pursuant to Section 2.04(d), 2.11, 2.14 or 8.03(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes, if any, in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           The Borrower hereby authorizes each Lender, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due to such Lender prior to any sharing under Section 2.13.  Nothing contained in this subsection (b) shall impair the obligations of any Lender under Section 2.13, the rights of the Administrative Agent or any Lender under Section 8.04 or any other rights and remedies (including other rights of set-off) that the Administrative Agent or such Lender may have.

(c)           All computations of interest based on the Base Rate (including when determined by reference to the Eurodollar Rate or the Federal Funds Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Advance for the day on which the Advance is made, and shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid, provided that any Advance that is repaid on the same day on which it is made shall bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under the Notes, if any, shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

SECTION 2.13.  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made to the other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to each such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.14.  Taxes.  (a)  Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including interest, additions to tax, and penalties thereon) imposed by the United States of America or any political subdivision thereof (or, in the event that the Borrower assigns any of its rights or obligations or any interest hereunder or under any Notes, by any foreign country and its political subdivisions in which the assignee is incorporated or is resident), excluding, in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Administrative Agent or such Lender (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower agrees to pay any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(c)           The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including interest, expenses, additions to tax, and penalties) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payments under this indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.  However, in the case of any Taxes not required by law to be deducted by the Borrower from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, payment under this indemnification must be made by the Borrower only if such written demand has been made within 60 days from the date on which such Lender or the Administrative Agent, as the case may be, makes payment of the Taxes to the relevant taxing authority.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(d)           Within 30 days after the reasonable request therefor by the Administrative Agent in connection with any payment of Taxes or Other Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in, or determined pursuant to, Section 8.02, the original or a certified copy of an official receipt from the jurisdiction to which payment is made evidencing payment thereof or, if unavailable, a certificate from the Borrower’s treasurer or responsible officer that states that such payment has been made and that sets forth the date and amount of such payment.

(e)           Prior to or on the Effective Date in the case of each Lender that is a Lender on the Effective Date, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, each Lender organized under the laws of a foreign jurisdiction that is exempt from United States Federal withholding tax, or that is subject to such tax at a reduced rate under an applicable treaty, with respect to payments under this Agreement has provided or is herewith providing the Borrower or the Administrative Agent with an Internal Revenue Form W-8BEN or Form W-8ECI or other certificate or document required under United States law to establish entitlement to such exemption or reduced rate.  A determination of whether a Lender is exempt from United States Federal withholding tax or is subject to such tax at a reduced rate shall be within the reasonable judgment of the Lender.

(f)            If a payment made to a Lender hereunder would be subject to United States federal withholding tax if such Lender were to fail to comply with the applicable reporting requirements (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law in the case of requirements imposed by FATCA and at such other time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations, to determine that such Lender has complied with such Lender’s obligations or to determine the amount to deduct and withhold from such payment.

(g)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder.

SECTION 2.15.  Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a promissory note or other evidence of indebtedness, in form and substance reasonably satisfactory to the Borrower and such Lender (each a “Note”), payable to the order of such Lender in a principal amount equal to the Commitment of such Lender or, if such Note is used after the Closing Date, in an amount equal to the principal amount of Advances made by such Lender.

(b)           The Register maintained by the Administrative Agent pursuant to Section 8.06(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16.  Use of Proceeds.  The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) to (a) finance, in part, the Acquisition, and (b) pay fees and expenses incurred in connection with the Transaction.

SECTION 2.17.  The Defaulting Lenders.  (a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 8.04) under this Agreement, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  That Defaulting Lender shall not be entitled to receive any Ticking Fee pursuant to Section 2.04 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)           Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Ratable Shares (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender;

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender; and provided further, however, the consent of the Borrower shall not be required if a Default has occurred and is continuing on the date such Defaulting Lender is determined to no longer be a Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.  Conditions Precedent to Effectiveness .  The effectiveness of this Agreement and the Commitment of each Lender hereunder is subject solely to the Administrative Agent’s receipt of executed counterparts of this Agreement, each of which may be delivered by facsimile or other electronic transmission (including “pdf” and “tif”), each executed by a Responsible Officer of the Borrower and a duly authorized officer of each Lender.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date in writing, and such notice shall be conclusive and binding.

SECTION 3.02.  Conditions Precedent to Borrowing.  The obligation of the Lenders to make Advances hereunder on the Closing Date is subject solely to satisfaction (or waiver) of the following conditions precedent, and upon satisfaction (or waiver) of such conditions each Lender shall make its Advance hereunder on the Closing Date:

(a)           The Administrative Agent shall have received on or before the Closing Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i)            Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the other Loan Documents and the Transaction.

(ii)           A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, each other Loan Document and the other documents to be delivered hereunder or thereunder.

(iii)          A certificate signed by any Responsible Officer of the Borrower certifying that the conditions specified in Sections 3.02(b), (c) and (d) have been satisfied on and as of the Closing Date.

(iv)          A certificate of good standing of the Borrower, certified on or within ten days prior to the Closing Date by the Secretary of State of Ohio.

(v)           Copies of executed pay-off letters or letters terminating undrawn commitments in respect of any indebtedness or credit facilities of the Acquired Company contemplated to be repaid in accordance with the terms of the Acquisition Agreement.

(vi)          A favorable opinion of Paul W. Heldman, Executive Vice President, Secretary and General Counsel for the Borrower, substantially in the form of Exhibit C hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(vii)                           A certificate as to the financial condition and solvency of the Borrower and its Subsidiaries (on a consolidated basis, after giving effect to the Transaction), in the form attached as Exhibit E hereto.

(viii)                        (A) With respect to the respective fiscal years of the Borrower and the Acquired Company ending after the date of the Commitment Letter, the consolidated balance sheet of each of the Borrower and the Acquired Company as of the end of such fiscal year and related consolidated statements of operations, cash flows and shareholders’ equity, accompanied by an unqualified report thereon of the Borrower’s or Acquired Company’s auditors, as applicable; (B) with respect to each fiscal quarter of the Acquired Company or the Borrower ending after the date of the Commitment Letter, an unaudited balance sheet and related statements of operations and cash flows of each of the Borrower and the Acquired Company for such fiscal quarter and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); (C) any additional audited and unaudited financial statements for all recent, probable or pending acquisitions by the Borrower or the Acquired Company that would be required to be filed in a Form 8-K; and (D) a pro forma capitalization table of the Borrower as of end of the latest fiscal quarter covered by the Quarterly Financial Statements, in each case after giving effect to the Transaction.  The items referred to in clauses (A) through (C) above shall be deemed to be delivered if and when filed at www.sec.gov.

(ix)                              the receipt of a Notice of Borrowing in accordance with the requirements hereof.

(b)                                 There shall have been no change, occurrence or development since February 2, 2013, that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There shall have been no change, occurrence or development since October 2, 2012, that would constitute an Acquired Company Material Adverse Effect.

(c)                                  The Acquisition shall have been consummated, or shall be consummated substantially simultaneously with the funding of the Advances on the Closing Date,  in accordance with the Acquisition Agreement and such other agreements, instruments and documents relating to the Transaction without giving effect to any amendment, waiver, consent, modification or supplement that is materially adverse to the interests of the Lenders without the prior written consent of the Arranger***.

(d)                                 The Acquisition Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects.

(e)                                  All fees due to the Administrative Agent, the Arranger and the Lenders and, to the extent invoiced at least two Business Days prior to the Closing Date, all reasonable and documented expenses to be paid or reimbursed to the Administrative Agent and the Arranger on or prior to the Closing Date pursuant to the Commitment Letter, shall have been paid through the closing proceeds.

(f)                                   The Borrower shall have provided at least seven days prior to the Closing Date the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, and requested by the Lenders at least ten Business Days prior to the Closing Date.

(g)                                  The Borrower shall have (i) prepared one or more preliminary prospectuses, offering memoranda or private placement memoranda including all financial statements and other information that would be required in a registration statement on Form S-1 for an offering registered under the Securities Act of 1933 (as amended, and the rules and regulations promulgated thereunder) relating to the Contemplated Financings, and thereafter prepared supplements to or final versions of such prospectuses, offering memoranda or private placement memoranda (collectively, the “Offering Document”), (ii) caused the independent registered public accountants of the Borrower to render customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in the Offering

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Document, (iii) caused the senior management and other representatives of the Borrower to provide access in connection with due diligence investigations.

SECTION 3.03.  Determinations Under Section 3.02.  Without limiting the generality of the provisions of the last paragraph of Section 7.03, for purposes of determining compliance with the conditions specified in Section 3.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)                                 The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

(b)                                 The execution, delivery and performance by the Borrower of the Loan Documents and which are delivered hereunder and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter, regulations or by-laws, as applicable, or (ii) law or any contractual restriction binding on or affecting the Borrower.

(c)                                  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of any Loan Document, except for those authorizations, approvals, actions, notices and filings listed on Schedule 4.01(c) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.

(d)                                 This Agreement has been, and each of the other Loan Documents when delivered will have been, duly executed and delivered by the Borrower.  This Agreement is, and each of the other Loan Documents, when delivered hereunder, will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(e)                                  The Consolidated balance sheet of the Borrower and its Subsidiaries and variable interest entities in which the Borrower is the primary beneficiary as at February 2, 2013, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.  Since February 2, 2013, there has been no Material Adverse Change.

(f)                                   There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the matters set forth on Schedule 4.01(f) hereto (the “Disclosed Litigation”) and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto, or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby and thereby.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(g)                                  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used in a manner that would result in any violation of the provisions of Regulations U or, except as contemplated by the Transaction, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)                                 The Borrower is not an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)                                     The Borrower and its Subsidiaries, on a consolidated basis, will be Solvent after giving effect to the Transaction.

(j)                                    The condition specified in Section 3.02(f) has been satisfied.

(k)                                 (i)                                     Neither the Borrower, nor any of its Subsidiaries, or, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a country or territory that is the subject of Sanctions.

(ii)                                  Neither the Borrower nor any of its Subsidiaries or Affiliates, nor to the Borrower’s knowledge any director, officer, employee, agent or representative of the Borrower or any of its Subsidiaries or Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage to the extent the same would be a violation of any law applicable to the Borrower, such Subsidiary or such Affiliate; and the Borrower and each of its Subsidiaries and Affiliates have conducted its businesses in compliance with anti-corruption laws applicable to the Borrower or such Subsidiary or Affiliate and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.  Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a)                                 Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws.

(b)                                 Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(c)                                  Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

(d)                                 Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if a Responsible Officer of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(e)                                  Visitation Rights.  At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f)                                   Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g)                                  Maintenance of Properties, Etc.  Maintain and preserve all of its properties in good working order and condition, ordinary wear and tear excepted, and maintain all necessary licenses and permits if, in each case, failure to so maintain and preserve would result in a Material Adverse Effect.

(h)                                 Reporting Requirements.  Furnish to the Lenders:

(i)                                     as soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Financial Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of a Financial Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and a calculation of the Leverage Ratio, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii)                                  as soon as available and in any event within 100 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders by PricewaterhouseCoopers LLP or other independent public

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

accountants acceptable to the Required Lenders, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii)                               as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)                              promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its securityholders, and copies of all reports on Form 8-K that the Borrower or any Subsidiary files with the Securities and Exchange Commission (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the Securities and Exchange Commission);

(v)                                 promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi)                              such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

The financial statements required to be delivered pursuant to clauses (i) and (ii) and the reports required to be delivered pursuant to clause (iv) of this Section 5.01(h) shall be deemed to have been delivered on the date on which the same have been posted on the SEC’s website at www.sec.gov.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Proprietary Information, they shall be treated as set forth in Section 8.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

(i)                                     Subsidiary Guarantors.  Notify the Administrative Agent at the time that any Subsidiary of the Borrower becomes a guarantor of  any senior unsecured Debt of the Borrower, and promptly thereafter (and in any event within 30 days), cause such Subsidiary to (a) become a guarantor of the

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Borrower’s obligations under the Loan Documents by executing and delivering to the Administrative Agent a counterpart of a guaranty in form and substance as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in Section 3.02(a)(i) and (ii), and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(j)                                    Refinancing.  The Borrower shall use commercially reasonable efforts to refinance the Advances with the proceeds of the Contemplated Financings or any other debt or equity securities of the Borrower or the Acquired Company as promptly as practicable following the Closing Date.

SECTION 5.02.  Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a)                                 Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)                                     Liens on any property or assets of any corporation existing at the time such corporation becomes a Subsidiary provided that such Lien does not extend to any other property of the Borrower or any of its Subsidiaries;

(ii)                                  Liens on any property or assets (including stock) existing at the time of acquisition of such property or assets by the Borrower or any of its Subsidiaries, or Liens to secure the payment of all or any part of the purchase price of such property or assets (including stock), upon the acquisition of such property or assets by the Borrower or any of its Subsidiaries or to secure Debt incurred, assumed or guaranteed by the Borrower or any of its Subsidiaries for the purpose of financing all or any part of the purchase price of such property or in the case of  real property, construction or improvements thereon or attaching to property substituted by the Borrower to obtain the release of a Lien on other property of the Borrower on which a Lien then exists, which Debt is incurred, assumed or guaranteed prior to, at the time of, or within 18 months after such acquisition (or in the case of real property, completion of construction (including any improvements on an existing asset) or commencement of full operations at such property, whichever is later (which in the case of a retail store is the opening of the store for business to the public)), provided that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any other property or assets theretofore owned by the Borrower or any of its Subsidiaries;

(iii)                               Liens securing Debt owing by any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower;

(iv)                              Liens on any property or assets of a corporation existing at the time such corporation is merged into or consolidated with the Borrower or any of its Subsidiaries or at the time of a purchase, lease or other acquisition or the assets of a corporation or firm as an entirety or substantially as an entirety by the Borrower or any of its Subsidiaries provided that such Lien does not extend to any other property of the Borrower or any of its Subsidiaries;

(v)                                 Liens on any property or assets of the Borrower or any of its Subsidiaries in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property,

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

the cost of construction) of the property or assets subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control, industrial revenue or similar financing);

(vi)                              Liens existing on properties or assets of the Borrower or any of its Subsidiaries existing on the Effective Date; provided that such Liens shall secure only those obligations which they secure on the Effective Date or any extension, renewal or replacement thereof;

(vii)                           any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (vi), inclusive; provided that such extension, renewal or replacement shall be limited to all or a part of the property or assets which secured the Lien so extended, renewed or replaced (plus improvements and construction on real property);

(viii)                        Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’ warehouseman’s, vendors’, or other similar Liens arising in the ordinary course of business of the Borrower or any of its Subsidiaries, or governmental (federal, state or municipal) Liens arising out of contracts for the sale of products or services by the Borrower or any of its Subsidiaries, or deposits or pledges to obtain the release of any of the foregoing Liens;

(ix)                              pledges, Liens or deposits under worker’s compensation laws or similar legislation and Liens or judgments thereunder which are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Borrower or any of its Subsidiaries is a party, or to secure the public or statutory obligations of the Borrower or any of its Subsidiaries, or in connection with obtaining or maintaining self insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, appeal or customs bonds to which the Borrower or any of its Subsidiaries is a party, or in litigation or other proceedings such as, but not limited to, interpleader proceedings, and other similar pledges, Liens or deposits made or incurred in the ordinary course of business;

(x)                                 Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Borrower or any of its Subsidiaries, with respect to which the Borrower or such Subsidiary is in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 30 days of the date of judgment; or Liens incurred by the Borrower or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Borrower or such Subsidiary is a party;

(xi)                              Liens for taxes or assessments of governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord’s Liens on property held under lease; and any other Liens or charges incidental to the conduct of the business of the Borrower or any of its Subsidiaries or the ownership of the property or assets of any of them which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Borrower, materially impair the use of such property or assets in the operation of the business of the Borrower or such Subsidiary or the value of such property or assets for  the purposes of such business; or

(xii)                           Liens not permitted by the foregoing clauses (i) to (xi), inclusive, if at the time of, and after giving effect to, the creation or assumption of such Lien, the aggregate amount of all Debt of the Borrower and its Subsidiaries secured by all Liens not so permitted by the foregoing clauses (i) through (xi) above together with the Attributable Debt in respect of Sale and Lease-

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Back Transactions (as such terms are defined in, and such amount is calculated in accordance with, the Indenture) does not exceed 10% of Consolidated Net Tangible Assets.

(b)                                 Mergers, Etc.  Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower or into any other Person (so long as the surviving corporation is a Subsidiary of the Borrower), and except that any Subsidiary of the Borrower or any other Person may merge into the Borrower, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)                                  Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any significant change in accounting policies or reporting practices, except as required by generally accepted accounting principles.  The parties acknowledge that the Borrower and its Subsidiaries may change their fiscal years to conform the fiscal years of the Borrower and its Subsidiaries.

(d)                                 Sales, Etc. of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) dispositions of assets in the ordinary course of its business, (ii) in a transaction authorized by subsection (b) of this Section, (iii) pursuant to sale-leaseback transactions for not less than fair market value, (iv) in a transaction with any Subsidiary and (v) sales of assets for fair value, provided that the aggregate value of such assets sold, leased, transferred or otherwise disposed of pursuant to clause (v) during the term of this Agreement shall not be greater than 20% of the total assets from time to time before giving effect to the LIFO reserve of the Borrower and its Subsidiaries on a Consolidated basis.

(e)                                  Subsidiary Debt.  Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i)                                     Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower;

(ii)                                  Debt consisting of Capital Lease Obligations;

(iii)                               Debt (after deducting Debt permitted under clauses (i), (ii), and (iv) of this Section 5.02(e)) aggregating for all of the Borrower’s Subsidiaries not more than 5% of Consolidated Tangible Assets at any one time outstanding; and

(iv)                              endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(f)                                   Sanctions.   Directly or indirectly, use the proceeds of any Advances, or lend, contribute or  such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual, or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise of  Sanctions.

SECTION 5.03.  Financial Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a)                                 Leverage Ratio.  Maintain a Leverage Ratio (determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day) of not greater than: 3.50:1.00.

(b)                             Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio (determined as of the last day of any Fiscal Quarter for the Rolling Period ending on such day) of not less than 1.70:1.00.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b)                                 Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)                                  (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (h), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)                                 The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)                                  The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)                                   Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g)                                  Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)                                 Any Change of Control shall have occurred; or

(i)                                     (x) A Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 430(j) of the Internal Revenue Code) shall have occurred with respect to any Plan or Plans, (y) a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or (z) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, that, in any such case, results in liability of the Borrower or any of its Subsidiaries to the PBGC or to a Plan in an aggregate amount exceeding $100,000,000 and an amount due the PBGC or a Plan in respect of such liability in an amount exceeding $100,000,000 remains unpaid 30 days after such payment is due; or

(j)                                    (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid by the Borrower or any of its ERISA Affiliates to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification) exceeds $100,000,000 and Withdrawal Liabilities in an aggregate amount exceeding $100,000,000 remain unpaid 30 days after such payment is due (unless such Withdrawal Liability is being contested in good faith by the Borrower or any ERISA Affiliate); or

(k)                                 the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $100,000,000 and any such contribution in an amount exceeding $100,000,000 remains unpaid 30 days after such payment is due; or

(l)                                     any Loan Document shall not be for any reason, or shall be asserted by the Borrower (except as otherwise expressly provided in this Agreement or such Loan Document) not to be, in full force and effect and enforceable in all material respects in accordance with its terms;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code,

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01.  Appointment and Authority.  Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02.  Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03.  Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations to the Lenders except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct as

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05.  Indemnification.  (a) The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower without limiting the obligation of the Borrower to do so), ratably according to the respective principal amounts of the Advances then owing to each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from such Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

(b)                                 The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s Ratable Share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder.  In the case of any investigation, litigation or proceeding giving rise to any indemnification under this Section, this Section applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.  The Administrative Agent agrees to return to the Lenders their respective shares of any amounts paid under this Section that are subsequently reimbursed by the Borrower.

SECTION 7.06.  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.07.  Resignation of Administrative Agent.  (a)  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower so long as no Event of Default is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.08.  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.09.  No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the bookrunners, Arranger, co-syndication agent or co-documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 7.10.  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04 and 8.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 8.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.  Waivers; Amendments, Etc.  (a)  No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuation of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below (other than a waiver of the minimum amount of Commitment or Advances assumed by an assignee pursuant to Section 8.06, which may be waived by unilateral consent of the Borrower), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and either acknowledged by or notified to the Administrative Agent; provided, however, that no such agreement shall (A) change the principal amount of any Advance, extend the final scheduled maturity of any Advance, extend the scheduled date for payment (but not prepayments) of principal of or interest on any Advance, forgive any such payment or any part thereof or reduce the rate of interest on any Advance, in each case without the prior written consent of each Lender affected thereby, (B) increase the amount or extend the termination date of the Commitment of any Lender or reduce or extend the date for payment of the Funding Fees, Ticking Fees, Duration Fees or other amounts payable under this Agreement to any Lender, in each case without the prior written consent of such Lender or (C) amend or modify the provisions of this Section 8.01(b) or Section 8.05 or the definition of the term “Required Lenders”, without the prior written consent of each Lender; and provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c)                                  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VI for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 8.04 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.02.  Notices, Etc.  (a)  Notices.  Except as otherwise expressly permitted herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

(i)                                     if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 8.02; and

(ii)                                  If to any Lender, at its address (or telecopy number) set forth on its Administrative Questionnaire provided to the Administrative Agent prior to the date hereof or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy (except that, if a notice or communication sent by telecopy is not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next business day for the recipient), or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in Section 8.02 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.02.  The Administrative Agent shall deliver to the Borrower a copy of each Administrative Questionnaire received by it.

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.   The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient,

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices or Borrowings) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses and liabilities have resulted from the gross negligence or willful misconduct of such Person.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 8.03.  Expenses; Indemnity.  (a)  The Borrower agrees to pay (i) the reasonable fees, disbursements and other charges of counsel for the Administrative Agent incurred in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Advances, including the reasonable fees, disbursements and other charges of Shearman &

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Sterling LLP, counsel for the Administrative Agent, in connection with any such enforcement or protection and the reasonable fees, disbursements and other charges of any other counsel for the Administrative Agent or any Lender.  The Borrower further agrees that it shall indemnify the Administrative Agent and the Lenders from, and hold them harmless against, any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any Note.

(b)                                 The Borrower agrees to indemnify the Administrative Agent and each Lender and each of their respective Related Parties (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee by any third party or by the Borrower arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Advances or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.  The Borrower also agrees not to assert any claim against any Indemnitee for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Advances, this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the Letters or Credit of the proceeds of the Advances.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c)                                  If any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of any Conversion, payment pursuant to Section 2.06, prepayment pursuant to clause (y) of the proviso to Section 2.10(a) or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)                                 The provisions of this Section 8.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Advances, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section 8.03 shall be payable on written demand therefor.

SECTION 8.04.  Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized, in addition to any other right or remedy that any Lender may have by operation of law or otherwise, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to exercise its banker’s lien or right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 8.05.  Binding Effect.  This Agreement shall become effective in accordance with Section 3.01 when it shall have been executed by the Borrower, the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.06.  Successors and Assigns.  (a)  Subject to Section 8.05, whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)                                 Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Administrative Agent and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld and such approval to be deemed granted by the Borrower if not denied in a writing specifying the reasons for such denial within ten Business Days); provided further, however, the consent of the Borrower shall not be required if a Default has occurred and is continuing on the date of the Assignment and Acceptance, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or an amount equal to the remaining balance of such Lender’s Commitment), (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (except that such fee shall not be required with respect to assignments to Affiliates), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement.  Upon acceptance and recording pursuant to paragraph (e) of this Section 8.06, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof and in no event shall precede the date of such recording, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.03, as well as to any Ticking Fees accrued for its account and not yet paid).

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim created by it and that its Commitment, and the outstanding balances of its Advances, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Acceptance and copies of the most recent financial statements delivered pursuant to Section 5.01(h) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)           The Administrative Agent shall maintain at its address referred to in, or determined pursuant to, Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time and whether such Lender is a Lender on the Effective Date, or the assignee of such a Lender.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above to the extent required under paragraph (b) above and the written consent (to the extent required under paragraph (b) above), of the Administrative Agent and the Borrower, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) in the case of the Administrative Agent, record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)            Each Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.11, 2.14 and 8.03 to the same extent as if they were Lenders (provided that the Borrower shall not be required to reimburse the participating banks or other entities pursuant to Section 2.11, 2.14 or 8.03 in an amount that exceeds the amount that would have been payable thereunder to such Lender had such Lender not sold such participation) and (iv) the

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower and to approve any amendment, modification or waiver of any provision of this Agreement (provided that the participating bank or other entity may be provided with the right to approve amendments, modifications or waivers affecting it with respect to (A) any decrease in the Funding Fees, Ticking Fees, Duration Fees or other amounts payable hereunder with respect to Commitments or Advances in which the participating bank or other entity has purchased a participation, (B) any change in the amount of principal of, or decrease in the rate at which interest is payable on, the Advances in which the participating bank or other entity has purchased a participation or (C) any extension of the final scheduled maturity of any Advance in which the participating bank or other entity has purchased a participation.

(g)           Notwithstanding the limitations set forth in paragraph (b) above, any Lender may at any time assign all or any portion of its rights under this Agreement, including to a Federal Reserve Bank, without the prior written consent of the Borrower or the Administrative Agent, provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto.

(h)           [Reserved].

(i)            The Borrower may, with the prior written consent of the Administrative Agent, replace any of the Lenders with one or more assignees, provided (i) that the Lender being replaced has been paid in full for all Advances made by such Lender and all other amounts accrued or due to such Lender hereunder, (ii) that the full amount of the Commitments remain unchanged and (iii) that the percentages of the total Commitments allocated to the Lenders (other than any replaced Lenders) remain unchanged unless prior written consent from any such affected Lenders has been obtained.  Upon any such replacement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.03, as well as to any Ticking Fees accrued for its account under Section 2.04 and not yet paid.

(j)            In the event that:

(i)            any Lender shall have refused (and shall not have retracted such refusal) to make available any Advance on its part to be made available hereunder, other than solely as a result of the failure of any condition set forth in Article III to be satisfied (such condition not having been effectively waived in accordance with the terms hereof);

(ii)           any Lender shall have notified either the Administrative Agent or the Borrower (and shall not have retracted such notification) that it does not intend to comply with any of its obligations hereunder, other than solely as a result of the failure of any condition set forth in Article III to be satisfied (such condition not having been effectively waived in accordance with the terms hereof);

(iii)          any Lender shall be a Defaulting Lender; or

(iv)          any Lender shall make demand upon the Borrower for any amount pursuant to Section 2.11 or 2.14;

the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent (A) to require such Lender, and such Lender hereby agrees, to use commercially reasonable efforts to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 8.06(b)) all the interests, rights and obligations of such Lender to an assignee; provided, however, that (1) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (2) the Borrower or such assignee, as the case may be, shall pay to such Lender in same day funds on the date of such assignment the principal of and interest accrued on the date of payment on the Advances made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder or (B) to replace such Lender with one or more assignees, provided, in the case of this clause (B), (1) that the Lender being replaced has been paid in full for all Advances made by such Lender and all other amounts accrued or due to such Lender hereunder, (2) that the full amount of the Commitments remains unchanged and (3) that the percentage of the total Commitments allocated to

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

the Lenders (other than any replaced Lenders) remains unchanged unless prior written consent from such Lenders has been obtained, (4) no Default shall have occurred and be continuing, (5) the replacement Lender is acceptable to the Administrative Agent and (6) if such replacement Lender is not an existing Lender, the Borrower shall have paid the Administrative Agent a processing and recordation fee of $3,500.  Upon any assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.03, as well as to any fees accrued for its account under Section 2.04 and not yet paid.

(j)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement provided that (i) nothing herein shall constitute a commitment to make any Advance by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof.  The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by the Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment.  In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 8.06, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to its Granting Lender or to any financial institutions (if consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Advances made by such SPC or to support the securities (if any) issued by such SPC to fund such Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 8.07.  Confidentiality.  Unless otherwise agreed to in writing by the Borrower, the Administrative Agent and each Lender hereby agree to keep all Proprietary Information (as defined below) confidential and not to disclose or reveal any Proprietary Information to any Person other than the Administrative Agent’s or such Lender’s directors, officers, employees, Affiliates and agents and to actual or potential assignees and participants, and then only on a confidential basis; provided, however, that the Administrative Agent or any Lender may disclose Proprietary Information (a) as required by law, rule, regulation or judicial process or in connection with any litigation or other proceeding relating to this Agreement (provided that the applicable Person shall give the Borrower notice of such disclosure on the same day on which it determines such disclosure to be necessary and in any event prior to such disclosure to the extent not prohibited by law, and, if prior notice is prohibited by law, shall give notice of such disclosure as promptly as is legally permitted), (b) to its attorneys and accountants, (c) as required by any state, or Federal or foreign authority or examiner regulating banks or banking, and (d) subject to an agreement containing provisions substantially the same as those of this Section which inures to the benefit of the Borrower, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations.  For purposes of this Agreement, the term “Proprietary Information” shall include all information about the Borrower or any of its Affiliates that has been furnished by the Borrower or any of its Affiliates, whether furnished before or after the Effective Date, and regardless of the manner in which it is furnished; provided, however, that Proprietary Information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or any Lender not permitted by this Agreement, (ii) was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Administrative Agent or such Lender by the Borrower or any of its Affiliates or (iii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a Person other than the Borrower or its Affiliates who, to the best knowledge of the Administrative Agent or such Lender, as the case may be, is not otherwise bound by a confidentiality agreement with the Borrower or any of its Affiliates, or is not otherwise prohibited from transmitting the information to the Administrative Agent or such Lender.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

SECTION 8.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.09.  Execution in Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic medium shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arranger and fees included in the invite letter from the Arranger to the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.10.  Jurisdiction; Consent to Service of Process.  (a)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.02.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.11.  Patriot Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests that is necessary to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 8.12.  [Reserved].

SECTION 8.13.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, the Arranger or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[The rest of this page is intentionally left blank.]

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

SECTION 8.14  Waiver of Jury Trial.  Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE KROGER CO.

By	/s/ Todd Foley
Name:	Todd Foley
Title:	Vice President and Treasurer

BANK OF AMERICA, N.A., as
Administrative Agent

By	/s/ Jaime C. Eng
Name:	Jaime C. Eng
Title:	Vice President

Lenders

BANK OF AMERICA, N.A.

By	/s/ Jaime C. Eng
Name:	Jaime C. Eng
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Frances W. Josephic
Name:	Frances W. Josephic
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Peter Martinets
Name:	Peter Martinets
Title:	Managing Director

CITIBANK, N.A.

By	/s/ Kenneth E. Quinn
Name:	Kenneth E. Quinn
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Director

THE BANK OF NEW YORK MELLON

By	/s/ William M. Feathers
Name:	William M. Feathers
Title:	Vice President

FIFTH THIRD BANK

By	/s/ Megan S. Szewe
Name:	Megan S. Szewe
Title:	Vice President

ROYAL BANK OF CANADA

By	/s/ David Cole
Name:	David Cole
Title:	Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Harumi Kambara
Name:	Harumi Kambara
Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION

By	/s/ C. Joseph Richardson
Name:	C. Joseph Richardson
Title:	Senior Vice President

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Three asterisks denote omissions.

SCHEDULE I

THE KROGER CO.

BRIDGE LOAN AGREEMENT

COMMITMENTS

Name of Initial Lender	Commitment

Bank of America, N.A	$172,000,000
U.S. Bank National Association	$132,000,000
Wells Fargo Bank, National Association	$132,000,000
Citibank, N.A.	$86,500,000
The Royal Bank of Scotland plc	$86,500,000
The Bank of New York Mellon	$53,000,000
Fifth Third Bank	$53,000,000
Royal Bank of Canada	$53,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$53,000,000
PNC Bank, National Association	$29,000,000
Total:	$850,000,000

SCHEDULE 4.01(c)
REQUIRED AUTHORIZATIONS AND APPROVALS

None.

SCHEDULE 4.01(f)

DISCLOSED LITIGATION

Any actions, suits, investigations, litigation or proceedings disclosed in Borrower’s periodic or current reports filed with the SEC are incorporated by reference in this Schedule 4.01(f).

SCHEDULE 8.02
ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

BORROWER

The Kroger Co.

1014 Vine Street

Cincinnati, Ohio 45202-1100

Attn:  Treasurer

ADMINISTRATIVE AGENT:

Administrative Agent Office:
(For financial/loan activity — advances, pay down, interest/fee billing and payments, rollovers, rate-settings):

Attention:  Jelani S. Ford

Phone:  980- 386-7637

Electronic Mail: jelani.s.ford@baml.com

Remittance Instructions:

Bank of America, N.A.

ABA#:  026009593

 Account #: 1366212250600

Attn: Credit Services East

Ref: The Kroger Company

Other Notices as Administrative Agent:

(For financial statements, compliance certificates, maturity extension and commitment change notices, amendments, consents, vote taking, etc)

101 S TRYON ST

Charlotte NC 28255-0001

Attention: Maria A. McClain

Telephone: 980.388.1935

Electronic Mail: maria.a.mcclain@baml.com

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Three asterisks denote omissions.

EXHIBIT A - FORM OF NOTICE OF

BORROWING

Bank of America, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
[Address]	[Date]

Attention:

Ladies and Gentlemen:

The undersigned, The Kroger Co., refers to the Bridge Loan Agreement, dated as of August 2, 2013 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Bank of America, N.A., as Administrative Agent for said Lenders, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, and Citibank, N.A. and The Royal Bank of Scotland plc, as Co-Documentation Agents, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)                                     The Business Day of the Proposed Borrowing is                               , 20    .

(ii)                                  The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)                               The aggregate amount of the Proposed Borrowing is $                              .

[(iv)                          The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is            month[s].]

The undersigned hereby certifies that each of the conditions precedent to the Proposed Borrowing set forth in Section 3.02 of the Credit Agreement have been satisfied:

Very truly yours,

THE KROGER CO.

By
Title:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Three asterisks denote omissions.

EXHIBIT B - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Bridge Loan Agreement dated as of August 2, 2013 (as amended or modified from time to time, the “Credit Agreement”) among The Kroger Co., an Ohio corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), Bank of America, N.A., as Administrative Agent for said Lenders, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, and Citibank, N.A.  and The Royal Bank of Scotland plc, as Co-Documentation Agents.  Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1.                                      The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement.  After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2.                                      The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by it; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note held by the Assignor and requests that the Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3.                                      The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

4.                                      Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.  The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5.                                      Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.                                      Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Ticking Fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.                                      This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.                                      This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier or other electronic medium shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:		%

Assignee’s Commitment:	$

Aggregate outstanding principal amount of Advances assigned:	$

Principal amount of Note payable to Assignee:	$

Principal amount of Note payable to Assignor:	$

Effective Date*: , 20

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 20

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: , 20

Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]

Accepted and Approved this
day of , 20

BANK OF AMERICA, N.A., as Administrative
Agent

By
Title:

*                                         This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

3

Approved this day
of , 20

THE KROGER CO.

By
Title:

4

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Three asterisks denote omissions.

EXHIBIT C - FORM OF
OPINION OF COUNSEL
FOR THE BORROWER

To each of the Lenders parties

to the Credit Agreement referred to below

and to Bank of America, N.A.,

as Administrative Agent

The Kroger Co.

Ladies and Gentlemen:

As Executive Vice President, Secretary and General Counsel of The Kroger Co., an Ohio corporation (the “Company”), I am familiar with its affairs and, to the extent necessary to render this opinion, the affairs of its subsidiaries and in particular the Bridge Loan Agreement, dated as of August 2, 2013 (the “Credit Agreement”), among the Company, the banking institutions listed on the signature pages thereof (the “Lenders”), Bank of America, N.A., as Administrative Agent for said Lenders, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, and Citibank, N.A. and The Royal Bank of Scotland plc, as Co-Documentation Agents.  This opinion is delivered to you pursuant to the Credit Agreement.  All capitalized terms used herein which are defined in, or by reference in, the Credit Agreement have the meanings assigned to such terms in, or by reference in, the Credit Agreement unless otherwise indicated herein.

In connection with the preparation of this opinion, I have examined originals, or certified, conformed or reproduction copies, of such corporate records, agreements, instruments and documents of the Borrower, such certificates of public officials and such other documents as I have deemed necessary or appropriate to its preparation and delivery.  In all such examinations, I have assumed the genuineness of all signatures on original or certified, conformed or reproduction copies of documents of all parties other than the Company and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies.  As to various questions of fact relevant to such opinions, I have relied upon, and assume the accuracy of, statements or certificates of public officials and statements or certificates of officers or representatives of the Borrower and others.  I am familiar with the proceedings of the Board of Directors of the Borrower in connection with the Credit Agreement.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

(1)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio.  The Borrower has all requisite corporate power and authority to own or lease and operate its properties, and to carry on its business as presently conducted.  The Borrower has the corporate power and authority to execute and deliver the Credit Agreement, and to perform its obligations under the Credit Agreement.  The Borrower is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases assets or in which the conduct of its business requires it to so qualify or be licensed except where the failure to be so licensed or qualified is not likely to have a material adverse effect on the business, condition (financial or otherwise), performance, operation, properties or prospects thereof.

(2)           The Credit Agreement has been duly executed and delivered on behalf of the Borrower.

(3)           There are no pending or overtly threatened actions or proceedings against the Company or any of its Subsidiaries before any court, governmental agency or arbitrator which, (a) except as set forth in the Credit Agreement, are reasonably likely to have a Material Adverse Effect or (b) purport to affect the legality, validity or enforceability of the Credit Agreement.

(4)           The execution and delivery by the Borrower of the Credit Agreement and the performance by the Borrower of its obligations under the Credit Agreement (a) have been duly authorized by all necessary corporate action, (b) do not require any filing or registration with, or approval or consent of, any governmental agency or authority generally applicable to corporations for profit that has not been made or obtained, and (c) do not contravene (i) any provisions of the Articles of Incorporation of the Borrower or Regulations of the Borrower and all amendments thereto, or (ii) any present law, or governmental regulation of any governmental agency or authority of the State of Ohio generally applicable to corporations for profit which, to my knowledge, is applicable to the Borrower.

(5)           The execution and delivery by the Borrower of the Credit Agreement and the performance by it of its obligations thereunder, to my knowledge, will not contravene any indenture, loan or credit agreement, lease, guarantee, mortgage, security agreement, bond, note or other agreement or instrument, or any order, writ, judgment, award, injunction or decree, which affect or purport to affect any of the rights or obligations of the Borrower under the Credit Agreement, except as disclosed in the Credit Agreement.

(6)           No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority is required for the due execution, delivery and performance by the Borrower of the Credit Agreement.

(7)           The Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

(8)           In general, an Ohio court would give effect to the choice of law provisions in the Credit Agreement which specify New York law as the applicable law (other than instances where Ohio law specifically governs Ohio property, persons or activities, for example, with respect to real property and choice of law rules under the Uniform Commercial Code (“UCC”)).  The Supreme Court of Ohio has validated contractual choice of law provisions.  Jarvis v. Ashland Oil, Inc., 17 Ohio St. 3d 189 (1985); Schulke Radio Productions, Ltd. v. Midwestern Broadcasting Co., 6 Ohio St. 3d 436 (1983).  In the latter case, the Supreme Court held that the parties may choose the law applicable to their contract unless (i) the state whose law is chosen has no substantial relationship to the parties or to the transaction and there is no other reasonable basis for the parties’ choice or (ii) application of the chosen law would be contrary to a fundamental policy of a state having a materially greater interest in the issue than the chosen state and such other state would be the state of applicable law in the absence of a choice by the parties.  In addition, Ohio Revised Code (“R.C.”) § 1301.05 (UCC 1-105) provides generally with respect to UCC matters (not including issues specifically addressed to the contrary by the Ohio UCC) that when a transaction bears a reasonable relation to Ohio and also to another state, the parties may agree that the law of either Ohio or of such other state shall govern their rights and duties.  Under the present circumstances, it would appear that the parties’ stipulation that the law of New York should control should be given effect in Ohio.  This conclusion is based upon our understanding that the transactions provided for in the Credit Agreement were negotiated primarily in New York, were executed and delivered in New York, and are to be performed, in whole or in part, in New York and that the Administrative Agent has its chief places of business outside of the State of Ohio.

The opinions set forth above are subject to the following qualifications:

(a)           My opinion in paragraph 7 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.

(b)           My opinion in paragraph 7 above as to enforceability is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)           I express no opinion as to (i) Section 2.13 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation and (ii) the effect of the law of any jurisdiction other than

2

the State of Ohio wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

The opinions stated herein are limited to the federal laws of the United States of America and the laws of the State of Ohio.  To the extent the opinions stated herein relate to laws of a jurisdiction other than the United States of America or the State of Ohio, I have assumed for purposes of such opinions that the laws of such jurisdiction are identical to the laws of the State of Ohio.  The opinions are limited to the matters on which I have been expressly asked to opine and do not extend beyond such limits.  The opinions expressed herein are solely for the benefit of the Administrative Agent and the Lenders and may not be relied on in any manner or for any purpose by any other person or entity.

Very truly yours,

3

EXHIBIT D —FORM OF

ADMINISTRATIVE QUESTIONNAIRE

1.     Borrower or Deal Name The Kroger Co

E-mail this document with your commitment letter to:
E-mail address of recipient:

2. Legal Name of Lender of Record for Signature Page:

Markit Entity Identifier (MEI) #
Fund Manager Name (if applicable)
Legal Address from Tax Document of Lender of Record:
Country
Address
City	State/Province	Country

3. Domestic Funding Address:		4. Eurodollar Funding Address:

Street Address		Street Address
Suite/ Mail Code		Suite/ Mail Code
City	State	City	State
Postal Code	Country	Postal Code	Country

5.     Credit Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:

First Name
Middle Name
Last Name
Title
Street Address
Suite/Mail Code
City
State
Postal Code
Country
Office Telephone #
Office Facsimile #
Work E-Mail Address
IntraLinks/SyndTrak
E-Mail Address

Secondary Credit Contact:

First Name
Middle Name
Last Name
Title
Street Address
Suite/Mail Code
City
State
Postal Code

1

Country
Office Telephone #
Office Facsimile #
Work E-Mail Address
IntraLinks/SyndTrak
E-Mail Address

Primary Operations Contact:				Secondary Operations Contact:

First	MI	Last		First	MI	Last
Title				Title
Street Address				Street Address
Suite/ Mail Code				Suite/ Mail Code
City			State	City		State
Postal Code			Country	Postal Code		Country
Telephone		Facsimile		Telephone	Facsimile
E-Mail Address				E-Mail Address
IntraLinks/SyndTrak E-Mail				IntraLinks/SyndTrak E-Mail
Address				Address

Does Secondary Operations Contact need copy of notices?   ☐ YES   ☐ NO

Letter of Credit Contact:				Draft Documentation Contact or Legal Counsel:

First	MI	Last		First	MI	Last
Title				Title
Street Address				Street Address
Suite/ Mail Code				Suite/ Mail Code
City			State	City		State
Postal Code			Country	Postal Code		Country
Telephone		Facsimile		Telephone	Facsimile
E-Mail Address				E-Mail Address

6.     Lender’s Fed Wire Payment Instructions:

Pay to:

Bank Name
ABA #
City	State
Account #
Account Name
Attention

7.     Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

Bank Name
ABA #
City	State
Account #
Account Name

2

Attention
Can the Lender’s Fed Wire Payment Instructions in Section 6 be used? ☐ YES ☐ NO

8.     Lender’s Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):	-

Tax Withholding Form Delivered to Bank of America (check applicable one):

☐ W-9	☐ W-8BEN	☐ W-8ECI	☐ W-8EXP	☐ W-8IMY

Tax Contact:

First	MI	Last
Title
Street Address
Suite/ Mail Code
City		State
Postal Code		Country
Telephone	Facsimile
E-Mail Address

NON—U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI.  It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form

W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

3

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

Error! Objects cannot be created from editing field codes.

9. Bank of America’s Payment Instructions:

Pay to:	Bank of America, N.A.
ABA # 026009593
New York, NY
Account # 3750836479
Attn: Corporate Credit Services
Ref: The Kroger Co

4

EXHIBIT E —FORM OF

SOLVENCY CERTIFICATE

[                      ], [        ]

The undersigned, [                      ], the [                      ] of The Kroger Co. (the “Borrower” or  the “Company”), is familiar with the properties, businesses, assets and liabilities of the Borrower and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

This Solvency Certificate is delivered pursuant to Section 3.02(a)(iii) of the Bridge Loan Agreement dated as of [                ], 2013 (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among the Borrower, each lender from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent thereunder (in such capacity, the “Administrative Agent”).

As used herein, “Company” means the Borrower.

1.             I, [  ], hereby certify that I am the [  ] of the Company and that I am knowledgeable of the financial and accounting matters of the Company, the Credit Agreement and the covenants and representations (financial or otherwise) contained therein and that, as such, I am authorized to execute and deliver this Solvency Certificate on behalf of the Company.

2.             The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of the Borrower as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate.  The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Advances under the Credit Agreement.

3.             The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Advances made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i)            the fair value of the property of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii)           the present fair salable value of the assets of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

(iii)          the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise);

(iv)          the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the Projections) and are proposed to be conducted following the Closing Date;

(v)           the Company is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; and

(vi)          the Company is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as  [                      ] of the Borrower and not in his individual capacity.

Name:
Title:

EXECUTION COPY

AMENDMENT NO. 1 TO THE
CREDIT AGREEMENT

Dated as of August 2, 2013

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT (this “Amendment”) among THE KROGER CO., an Ohio corporation (the “Borrower”), the banks, financial institutions and other institutional lenders party to the Credit Agreement referred to below (collectively, the “Lenders”) and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1)                                 The Borrower, the Lenders and the Administrative Agent have entered into a Bridge Loan Agreement dated as of August 2, 2013 (the “Credit Agreement”).  Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2)                                 The Borrower and the Required Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1.                            Amendments to Credit Agreement The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended in full to read as follows:

(a)                                 Section 1.01 is amended by adding the following definition in appropriate alphabetical order:

“Permitted Debt Offerings” means (i) the Contemplated Financings to the extent yielding gross proceeds up to $850,000,000, (ii) issuances of commercial paper and (iii) issuances of indebtedness under the Borrower’s Five Year Credit Agreement dated as of November 8, 2010, amended and restated as of January 25, 2012, and further amended as of February 29, 2012, or any amendments, restatements, refinancings, replacements or extensions thereof.

(b)                                 Section 2.05(c) is amended in full to read as follows:

The Commitments shall automatically and permanently be ratably reduced in the amount of, and on the date of any incurrence or issuance of debt securities or equity described in Section 2.10(b)(i).

(c)                                  Section 2.10(b)(i) is amended by deleting the phrase “other than the Contemplated Financings to the extent yielding gross proceeds up to $850,000,000” and substituting therefor the phrase “other than the Permitted Debt Offerings”.

SECTION 2.                            Conditions of Effectiveness This Amendment shall become effective as of the date first above written (the “Amendment Effective Date”) when, and only when, the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower and the Required Lenders.

SECTION 3.                            Representations and Warranties of the Borrower The Borrower represents and warrants as follows:

(a)                                 The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

(b)                                 The execution, delivery and performance by the Borrower of this Amendment and the Credit Agreement, as amended hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter, regulations or by-laws, as applicable, or (ii) law or any contractual restriction binding on or affecting the Borrower.

(c)                                  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Borrower of this Amendment or the Credit Agreement, as amended hereby.

(d)                                 This Amendment has been duly executed and delivered by the Borrower.  This Amendment and the Credit Agreement, as amended hereby, to which the Borrower is a party are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(e)                                  There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Amendment or any of the Credit Agreement, as amended hereby.

(f)                                   No event has occurred and is continuing that constitutes a Default.

SECTION 4.                            Reference to and Effect on the Credit Agreement and the Loan Documents

(a)                                 On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)                                 The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)                                  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 5.                            Costs and Expenses The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 8.03 of the Credit Agreement.

SECTION 6.                            Execution in Counterparts This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7.                            Governing Law This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE KROGER CO.

By	/s/ Todd Foley
Name: Todd Foley
Title: Vice President and Treasurer

BANK OF AMERICA, N.A., as
Administrative Agent

By	/s/ Jaime C. Eng
Name: Jaime C. Eng
Title: Vice President

Lenders

BANK OF AMERICA, N.A.

By	/s/ Jaime C. Eng
Name: Jaime C. Eng
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Frances W. Josephic
Name: Frances W. Josephic
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Peter R. Martinets
Name: Peter R. Martinets
Title: Managing Director

CITIBANK, N.A.

By	/s/ Kenneth Quinn
Name: Kenneth Quinn
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Director

THE BANK OF NEW YORK MELLON

By	/s/ William M. Feathers
Name: William M. Feathers
Title: Vice President

FIFTH THIRD BANK

By	/s/ Michael J. Schaltz, Jr.
Name: Michael J. Schaltz, Jr.
Title: Vice President

ROYAL BANK OF CANADA

By	/s/ Gordon MacArthur
Name: Gordon MacArthur
Title: Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Harumi Kambara
Name: Harumi Kambara
Title: Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION

By	/s/ C. Joseph Richardson
Name: C. Joseph Richardson
Title: Senior Vice President